Exhibit 99.1
January 14, 2019

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports December 2018 and full-year operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported December and full-year operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

On January 11, 2018, Alaska and Virgin America consolidated their operations onto a Single Operating Certificate (SOC). Results for Alaska and Virgin America have been combined into a single mainline operation.

AIR GROUP
On a combined basis for all operations, Air Group reported a 0.4 percent decrease in traffic on a 0.3 percent decrease in capacity compared to December 2017. Load factor decreased 0.1 points to 82.2 percent.

The following table shows the operational results for December and full-year 2018 compared to the prior-year periods:

	December			Full-Year
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,696	3,718	(0.6)%	45,802	44,005	4.1%
Revenue passenger miles RPM (000,000) "traffic"	4,489	4,505	(0.4)%	54,673	52,337	4.5%
Available seat miles ASM (000,000) "capacity"	5,461	5,475	(0.3)%	65,335	62,070	5.3%
Passenger load factor	82.2%	82.3%	(0.1) pts	83.7%	84.3%	(0.6) pts

MAINLINE
Mainline reported a 2.7 percent decrease in traffic on an 2.7 percent decrease in capacity compared to December 2017. Load factor was flat compared to December 2017. Mainline also reported 81.9 percent of its flights arrived on time in December 2018, compared to 83.1 percent reported in December 2017.

Mainline operational results reflect both Alaska and Virgin America combined. The following table shows mainline operational results for December and full-year 2018 compared to the prior-year periods:

	December			Full Year
	2018	2017	Change	2018	2017	Change
Revenue passengers (in thousands)	2,795	2,946	(5.1)%	35,603	34,510	3.2%
RPMs (in millions)	4,036	4,149	(2.7)%	49,781	48,236	3.2%
ASMs (in millions)	4,885	5,021	(2.7)%	59,187	56,943	3.9%
Passenger load factor	82.6%	82.6%	—	84.1%	84.7%	(0.6) pts
On-time arrivals as reported to U.S. DOT(1)	81.9%	83.1%	(1.2) pts	82.6%	79.1%	3.5 pts

REGIONAL
Regional traffic increased 27.2 percent on a 26.9 percent increase in capacity compared to December 2017. Load factor increased 0.2 points to 78.6 percent. Alaska's regional partners also reported 78.9 percent of flights arrived on time in December 2018, compared to 80.4 percent in December 2017.

The following table shows regional operational results for December and full-year 2018 compared to the prior-year periods:

	December			Full Year
	2018	2017	Change	2018	2017	Change
Revenue passengers (in thousands)	901	772	16.7%	10,199	9,495	7.4%
RPMs (in millions)	453	356	27.2%	4,892	4,101	19.3%
ASMs (in millions)	576	454	26.9%	6,148	5,127	19.9%
Passenger load factor	78.6%	78.4%	0.2 pts	79.6%	80.0%	(0.4) pts
On-time arrivals(1)	78.9%	80.4%	(1.5) pts	83.0%	80.1%	2.9 pts

Alaska Airlines and its regional partners fly 44 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 11 consecutive years from 2008 to 2018. Learn more about Alaska’s award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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